Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS SECOND QUARTER NET INCOME OF $1.1 BILLION AND $1.99 DILUTED EPS

Customers, Loans and Revenue Grow

Asset Sales and Valuations Along With Lower Provision for Credit Losses Contributed to Earnings

PITTSBURGH, July 17, 2013 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $1.1 billion, or $1.99 per diluted common share, for the second quarter of 2013 compared with net income of $1.0 billion, or $1.76 per diluted common share, for the first quarter of 2013 and $546 million, or $.98 per diluted common share, for the second quarter of 2012. The company earned net income of $2.1 billion, or $3.76 per diluted common share, for the first six months of 2013 compared with $1.4 billion, or $2.42 per diluted common share, for the first six months of 2012.

“PNC’s second quarter results reflect the progress we’re making in the execution of our strategic priorities,” said William S. Demchak, president and chief executive officer. “We grew revenue on the strength of noninterest income, benefited from market conditions and remained disciplined on expense management. Overall credit quality continued to improve and our strong capital position should enable us to create greater long-term value for our shareholders.”

Income Statement Highlights

•

Second quarter earnings included client fee income growth, higher gains on asset sales and higher asset valuations due to the rise in long-term interest rates, partially offset by an increased provision for residential mortgage repurchase obligations, compared with the first quarter. See Selected Noninterest Income Information in the Consolidated Financial Highlights. In addition, the provision for credit losses declined. Certain of these items may not continue at second quarter levels.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 2

•	Total revenue grew 3 percent in the second quarter over the first quarter reflecting strong noninterest income.

–     Net interest income of $2.3 billion for the second quarter decreased $131 million compared with the first quarter due to lower core net interest income and lower purchase accounting accretion. Lower balances of securities and lower yields on securities and loans drove the decrease in core net interest income.

–     Noninterest income increased $240 million, or 15 percent, to $1.8 billion for the second quarter compared with the first quarter as a result of client fee income growth and higher asset sales and valuations, partially offset by an increased provision for residential mortgage repurchase obligations. The ratio of noninterest income to total revenue increased to 44 percent from 40 percent in the same comparison.

•

Noninterest expense of $2.4 billion for the second quarter increased 2 percent as expected compared with the first quarter due to a noncash charge related to redemptions of trust preferred securities and higher marketing expense.

•	Provision for credit losses declined to $157 million for the second quarter compared with $236 million for the first quarter due to continued improvement in overall credit quality.

Balance Sheet Highlights

•	Loans grew $3.3 billion, or 2 percent, to $190 billion at June 30, 2013 compared with March 31, 2013.

–     Total commercial lending increased $3.0 billion, or 3 percent, over first quarter as a result of asset-based lending, healthcare, real estate and public finance.

–     Consumer lending grew $.3 billion from increases in home equity and automobile loans partially offset by pay downs of education and residential real estate loans.

•	Credit quality continued to improve during the second quarter of 2013 compared with the first quarter.

–     Nonperforming assets of $3.8 billion at June 30, 2013 declined $149 million, or 4 percent.

–     Net charge-offs were $208 million, a decrease of $248 million reflecting the impact of first quarter alignment with regulatory guidance related to consumer lending of $134 million and a decrease in commercial real estate and commercial loan net charge-offs of $91 million.

–     Accruing loans past due decreased 11 percent.

•	Total deposits increased $.7 billion to $212 billion at June 30, 2013 compared with March 31, 2013.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 89 percent at June 30, 2013.

•	PNC had a strong capital position at June 30, 2013.

–     The Basel I Tier 1 common capital ratio increased to an estimated 10.1 percent at June 30, 2013 compared with 9.8 percent at March 31, 2013.

–     Pro forma Basel III Tier 1 common capital ratio increased to an estimated 8.2 percent at June 30, 2013 from 8.0 percent at March 31, 2013 without benefit of phase-ins.

Earnings Summary
In millions, except per share data	2Q13	1Q13	2Q12

Net income	$1,123	$1,004	$546
Diluted earnings per common share	$1.99	$1.76	$.98
Average diluted common shares outstanding	531	528	530
Return on average assets	1.49%	1.34%	.74%
Return on average common equity	11.81%	10.68%	6.23%
Book value per common share Period end	$68.46	$68.23	$64.00
Cash dividends declared per common share	$.44	$.40	$.40

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding selected income statement items and reconciliations to reported amounts of non-GAAP financial measures, including a reconciliation of business segment income to net income. Reference to pretax pre-provision earnings is to total revenue less noninterest expense. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW

Revenue
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Net interest income	$2,258	$2,389	$2,526	(5)%	(11)%
Noninterest income	1,806	1,566	1,097	15%	65%

Total revenue	$4,064	$3,955	$3,623	3%	12%

Total revenue for the second quarter of 2013 grew $109 million compared with the first quarter of 2013 and $441 million compared with the second quarter of 2012 driven by higher noninterest income including strong client revenue and asset sales and valuations, partially offset in the linked quarter comparison by an increased provision for residential mortgage repurchase obligations. In the prior year comparison, the provision for residential mortgage repurchase obligations in second quarter 2013 was substantially reduced from second quarter 2012. Growth in noninterest income was partially offset by lower net interest income in both comparisons.

Net interest income for the second quarter of 2013 decreased $131 million compared with the first quarter due to lower core net interest income and lower purchase accounting accretion. Core net interest income declined as a result of lower balances of investment securities, which have been reinvested for future delivery at higher rates and are expected to benefit future periods, and lower yields on securities and loans, including the impact of interest rate swap maturities. Net interest income decreased $268 million compared with second quarter 2012 due to lower purchase accounting accretion and lower core net interest income due to lower yields on loans and securities partially offset by lower rates paid on borrowed funds. The net interest margin decreased to 3.58 percent for the second quarter of 2013 compared with 3.81 percent for the first quarter of 2013 and 4.08 percent for the second quarter of 2012.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 4

Noninterest Income
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Asset management	$340	$308	$278	10%	22%
Consumer services	314	296	290	6%	8%
Corporate services	326	277	290	18%	12%
Residential mortgage
Residential mortgage banking	240	238	265	1%	(9)%
Provision for residential mortgage repurchase obligations	(73)	(4)	(438)	NM	(83)%
Service charges on deposits	147	136	144	8%	2%
Net gains on sales of securities	61	14	62	NM	(2)%
Net other-than-temporary impairments	(4)	(10)	(34)	60%	88%
Other	455	311	240	46%	90%

	$1,806	$1,566	$1,097	15%	65%

Noninterest income for the second quarter of 2013 increased $240 million compared with the first quarter reflecting growth in client fee income and asset sales and valuations partially offset by an increased provision for residential mortgage repurchase obligations. Asset management fees grew $32 million. Consumer service fees increased $18 million attributable to a higher volume of customer-initiated transactions. Corporate service fees increased $49 million due to the impact of higher market interest rates on commercial mortgage servicing rights valuations and increased capital markets activities. Residential mortgage banking revenue was stable as higher loan sales revenue was offset by reduced net hedging gains on mortgage servicing rights. Residential mortgage revenue also included a higher provision for residential mortgage repurchase obligations reflecting an expected increase in repurchase demands of a government-sponsored enterprise. Service charges on deposits grew $11 million from increased customer activity. Net gains on sales of securities increased $47 million as a result of portfolio management activities. Other noninterest income increased $144 million and included a pretax gain of $83 million on the sale of 2 million Visa Class B common shares and an increase in revenue due to credit valuations related to customer-initiated hedging activities as higher market interest rates reduced the fair value of PNC’s credit exposure. At June 30, 2013, PNC’s remaining investment in Visa Class B common shares was approximately 12 million shares with a carrying value of approximately $.2 billion and fair market value of approximately $.9 billion.

Noninterest income for the second quarter of 2013 increased $709 million compared with the second quarter of 2012 driven by a lower provision for residential mortgage repurchase obligations and strong growth in client fee income as asset management revenue and consumer service fees increased. Additionally, the gain on sale of Visa Class B common shares and higher revenue associated with other asset sales and valuations contributed to the increase.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Personnel	$1,186	$1,169	$1,119	1%	6%
Occupancy	206	211	199	(2)%	4%
Equipment	189	183	181	3%	4%
Marketing	67	45	67	49%	—
Other	787	787	1,082	—	(27)%

	$2,435	$2,395	$2,648	2%	(8)%

Noninterest expense for the second quarter of 2013 increased $40 million compared with the first quarter of 2013. Personnel expense increased $17 million attributable to higher incentive compensation costs associated with increased business activity and corporate performance. Marketing expense increased $22 million from a low first quarter level. Other noninterest expense included a noncash charge for unamortized discounts of $30 million related to redemptions of trust preferred securities offset by the impact of a first quarter contribution to the PNC Foundation.

Noninterest expense for the second quarter of 2013 declined $213 million compared with the second quarter of 2012 primarily due to a decrease in noncash charges related to redemptions of trust preferred securities to $30 million in the second quarter of 2013 from $130 million in second quarter 2012. Other decreases related to lower additions to legal reserves, the impact of second quarter 2012 integration costs, and lower expense for residential mortgage foreclosure-related matters and other real estate owned.

The effective tax rate was 23.7 percent for the second quarter of 2013 compared with 24.2 percent for the first quarter of 2013 and 24.1 percent for the second quarter of 2012.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $304 billion at June 30, 2013 compared with $301 billion at March 31, 2013 and $300 billion at June 30, 2012. The increase from first quarter end was due to loan growth and higher interest-earning deposits with banks partially offset by a reduction in investment securities. In the comparison with second quarter 2012, loan growth was partially offset by lower investment securities.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 6

Loans
In billions	6/30/2013	3/31/2013	6/30/2012	Change 6/30/13 vs 3/31/13	Change 6/30/13 vs 6/30/12

Commercial lending	$113.3	$110.3	$104.1	3%	9%
Consumer lending	76.5	76.2	76.3	.4%	.3%

Total loans	$189.8	$186.5	$180.4	2%	5%

For the quarter ended:
Average loans	$188.6	$186.1	$177.9	1%	6%

Total loans grew $3.3 billion as of June 30, 2013 compared with March 31, 2013. Commercial lending increased $3.0 billion during the second quarter of 2013 as a result of asset-based lending, healthcare, real estate and public finance. Consumer lending grew $.3 billion compared with March 31, 2013 due to increases in home equity and automobile loans partially offset by pay downs of education and residential real estate loans. Average loans for the second quarter of 2013 increased $2.5 billion over first quarter primarily from growth in commercial lending. Second quarter 2013 period end and average loans increased $9.4 billion and $10.7 billion, respectively, compared with second quarter 2012 primarily due to commercial and consumer loan growth partially offset by pay downs of residential real estate loans.

Investment Securities
In billions	6/30/2013	3/31/2013	6/30/2012	Change 6/30/13 vs 3/31/13	Change 6/30/13 vs 6/30/12

At quarter end	$57.4	$59.3	$61.9	(3)%	(7)%
Average for the quarter ended	$56.8	$58.5	$61.4	(3)%	(7)%

Investment securities at June 30, 2013 decreased $1.9 billion compared with March 31, 2013. In the second quarter of 2013, portfolio management activities included prepayments, maturities and sales during the quarter with reinvestment for future delivery as rates increased. At June 30, 2013 the available for sale investment securities balance included a net unrealized pretax gain of $.7 billion representing the difference between fair value and amortized cost, compared with $1.6 billion at March 31, 2013 and $.7 billion at June 30, 2012. The decrease compared with the linked quarter resulted from the increase in market interest rates and widening asset spreads.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 7

Deposits
In billions	6/30/2013	3/31/2013	6/30/2012	Change 6/30/13 vs 3/31/13	Change 6/30/13 vs 6/30/12

Transaction deposits	$175.6	$175.4	$166.0	.1%	6%
Other deposits	36.7	36.2	40.9	1%	(10)%

Total deposits	$212.3	$211.6	$206.9	.3%	3%

For the quarter ended:
Average deposits	$210.0	$209.7	$202.7	.1%	4%

Total deposits at June 30, 2013 increased $.7 billion compared with March 31, 2013 primarily due to higher Eurodollar time deposits which were partially offset by a reduction in retail certificates of deposit. Average deposits grew $.3 billion in the second quarter compared with the first quarter as a result of growth in retail transaction deposits partially offset by lower retail certificates of deposit and nonpersonal demand deposits. Total deposits grew $5.4 billion at June 30, 2013 compared with June 30, 2012 and average deposits increased $7.3 billion in the comparison with second quarter 2012. Growth in transaction deposits was partially offset by a decline in retail certificates of deposit due to runoff of maturing accounts.

Borrowed Funds
In billions	6/30/2013	3/31/2013	6/30/2012	Change 6/30/13 vs 3/31/13	Change 6/30/13 vs 6/30/12
At quarter end	$39.9	$37.6	$43.7	6%	(9)%
Average for the quarter ended	$38.6	$39.7	$43.1	(3)%	(10)%

Borrowed funds at June 30, 2013 increased $2.3 billion compared with March 31, 2013 primarily due to higher Federal Home Loan Bank borrowings partially offset by lower subordinated debt resulting from maturities and trust preferred securities redemptions. Average borrowed funds for the second quarter of 2013 decreased $1.1 billion compared with the first quarter as a result of lower commercial paper, Federal Home Loan Bank borrowings and subordinated debt partially offset by higher bank notes and senior debt. During the second quarter of 2013 PNC issued $1.4 billion of floating rate bank notes and redeemed $1.0 billion of floating rate bank notes and $137 million of trust preferred securities.

Borrowed funds declined $3.8 billion at June 30, 2013 compared with June 30, 2012 and average borrowed funds decreased $4.5 billion in the second quarter of 2013 compared with second quarter 2012 primarily attributable to lower Federal Home Loan Bank borrowings and commercial paper.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 8

Capital
	6/30/2013*	3/31/2013	6/30/2012
Common shareholders’ equity In billions	$36.3	$36.1	$33.9
Basel I Tier 1 common capital ratio	10.1%	9.8%	9.3%
Basel I Tier 1 risk-based capital ratio	12.0%	11.6%	11.4%
Pro forma Basel III Tier 1 common capital ratio	8.2%	8.0%	* *

* Ratios estimated ** Ratio not provided

PNC continued to increase its strong capital levels and ratios. Common shareholders’ equity and the Tier 1 capital ratios increased in all comparisons primarily due to growth in retained earnings. The issuance of $500 million of Series R preferred stock in May 2013 favorably impacted the June 30, 2013 Basel I Tier 1 risk-based capital ratio. A decrease in accumulated other comprehensive income for available for sale securities partially reduced common shareholders’ equity and the pro forma Basel III Tier 1 common capital ratio in the linked quarter comparison. The Federal Reserve Board announced final rules implementing Basel III on July 2, 2013 and PNC is continuing its evaluation of these rules. Consistent with prior disclosures, the Basel III Tier 1 capital information is based on PNC’s understanding of the prior Basel III rule proposals. See Capital Ratios in the Consolidated Financial Highlights.

The PNC board of directors declared a quarterly common stock cash dividend of 44 cents per share with a payment date of August 5, 2013. During the second quarter, the quarterly cash dividend on common stock with a payment date of May 5, 2013 was increased from first quarter by 4 cents per share, or 10 percent, to 44 cents per share.

CREDIT QUALITY REVIEW
Credit Quality
	At or for the quarter ended			Change 6/30/13 vs	Change 6/30/13 vs
In millions	6/30/2013	3/31/2013	6/30/2012	3/31/13	6/30/12
Nonperforming loans	$3,321	$3,422	$3,458	(3)%	(4)%
Nonperforming assets	$3,778	$3,927	$4,176	(4)%	(10)%
Accruing loans past due 90 days or more	$1,762	$1,906	$2,483	(8)%	(29)%
Net charge-offs	$208	$456	$315	(54)%	(34)%
Provision for credit losses	$157	$236	$256	(33)%	(39)%
Allowance for loan and lease losses	$3,772	$3,828	$4,156	(1)%	(9)%

Overall credit quality continued to improve during the second quarter of 2013. Nonperforming assets at June 30, 2013 decreased $149 million compared with March 31, 2013. Commercial lending nonperforming loans declined $128 million, or 10 percent, primarily due to commercial real estate loans, and other real estate owned and foreclosed assets decreased $48 million. Consumer lending nonperforming loans increased $27 million, or 1 percent, largely as a result of home equity loans. Nonperforming assets declined $398 million from second quarter 2012 due to continued improvement in credit quality partially offset by the impact of

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 9

alignment with interagency supervisory guidance related to consumer lending that resulted in the classification of loans as nonperforming. Nonperforming assets to total assets were 1.24 percent at June 30, 2013 compared with 1.31 percent at March 31, 2013 and 1.39 percent at June 30, 2012.

Overall delinquencies decreased $356 million, or 11 percent, as of June 30, 2013 compared with March 31, 2013. Accruing loans past due 30 to 59 days decreased a total of $208 million in the linked quarter comparison with declines in nearly all loan categories. Accruing loans past due 90 days or more decreased $144 million due to lower past due residential real estate loans.

Net charge-offs for second quarter 2013 declined $248 million compared with first quarter 2013 and $107 million compared with second quarter 2012. The linked quarter decrease was driven by the impact of first quarter 2013 charge-offs of $134 million primarily related to home equity and residential real estate loans to align with regulatory guidance and by declines in net charge-offs for commercial real estate and commercial loans of $91 million. In the comparison with second quarter 2012, the decrease in net charge-offs was attributable to improving credit quality. Net charge-offs for the second quarter of 2013 were .44 percent of average loans on an annualized basis compared with .99 percent for the first quarter of 2013 and .71 percent for the second quarter of 2012.

Provision for credit losses for second quarter 2013 decreased $79 million compared with first quarter 2013 and $99 million compared with second quarter 2012 as a result of continued improvement in overall credit quality.

The allowance for loan and lease losses to total loans was 1.99 percent at June 30, 2013, 2.05 percent at March 31, 2013 and 2.30 percent at June 30, 2012. The decrease in the allowance compared with first quarter end resulted from overall improvement in credit quality. The allowance to nonperforming loans was 114 percent at June 30, 2013 compared with 112 percent at March 31, 2013, and 120 percent at June 30, 2012.

BUSINESS SEGMENT RESULTS
Business Segment Income (Loss)
In millions	2Q13	1Q13	2Q12

Retail Banking	$158	$120	$136
Corporate & Institutional Banking	612	541	577
Asset Management Group	36	43	38
Residential Mortgage Banking	20	45	(213)
Non-Strategic Assets Portfolio	60	79	67
Other, including BlackRock	237	176	(59)

Net income	$1,123	$1,004	$546

See accompanying notes in Consolidated Financial Highlights

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 10

Retail Banking
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Net interest income	$1,012	$1,049	$1,114	$(37)	$(102)
Noninterest income	$542	$434	$437	$108	$105
Provision for credit losses	$148	$162	$165	$(14)	$(17)
Noninterest expense	$1,156	$1,131	$1,171	$25	$(15)
Earnings	$158	$120	$136	$38	$22

In billions
Average loans	$65.8	$65.5	$64.4	$.3	$1.4
Average deposits	$134.7	$133.4	$132.3	$1.3	$2.4

Retail Banking earnings for the second quarter of 2013 increased compared with both the first quarter of 2013 and the second quarter of 2012. Higher noninterest income reflected the second quarter pretax gain of $83 million on the sale of Visa Class B common shares and the impact of higher customer-initiated transactions on fee income. Net interest income declined in both comparisons due to spread compression on deposits and loans. The linked quarter increase in noninterest expense was attributable to elevated marketing activities.

•	Retail Banking continued to grow customers while remaining focused on lowering delivery costs.

–    Checking relationships increased 114,000, or 2 percent, to 6,589,000 at June 30, 2013 from year end 2012.

–    PNC consolidated 78 branches in the second quarter for a total of 108 branches consolidated in the first half of the year with plans to close an approximate total of 200 branches in 2013. PNC had a branch network of 2,780 branches and 7,335 ATMs at June 30, 2013.

–    Retail Banking made progress on its strategy to provide cost-effective alternative servicing channels to customers. Non-branch deposits via ATM and mobile increased to 23 percent of total deposits in the second quarter of 2013 compared with 14 percent for the second quarter of 2012. Active online banking and active online bill payment customers increased 8 percent and 7 percent, respectively, from a year ago.

•

Average transaction deposits for the second quarter of 2013 increased $1.6 billion over the first quarter of 2013. Average certificates of deposit declined $.9 billion in the same comparison due to net runoff of maturing accounts. In the comparison with second quarter 2012, average transaction deposits increased $5.9 billion, or 6 percent, while average certificates of deposit decreased $4.6 billion, or 18 percent.

•

Average loans increased 2 percent for the second quarter of 2013 over second quarter 2012 primarily as a result of growth in automobile and home equity loans partially offset by a decline in education loans.

•

Net charge-offs were $152 million for second quarter 2013 compared with $250 million in the first quarter of 2013 and $187 million in the second quarter of 2012. Nonperforming assets were $1.3 billion at June 30, 2013, an increase of $10 million compared with March 31, 2013. The linked quarter decrease in net charge-offs reflected the impact of alignment with regulatory guidance in first quarter 2013.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 11

Corporate & Institutional Banking
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Net interest income	$943	$956	$1,085	$(13)	$(142)
Corporate service fees	$297	$246	$248	$51	$49
Other noninterest income	$180	$139	$106	$41	$74
Provision for credit losses (benefit)	$(40)	$14	$33	$(54)	$(73)
Noninterest expense	$499	$480	$496	$19	$3
Earnings	$612	$541	$577	$71	$35

In billions
Average loans	$96.7	$94.3	$86.2	$2.4	$10.5
Average deposits	$63.8	$64.6	$59.5	$(.8)	$4.3
Commercial mortgage servicing portfolio Quarter end	$294	$290	$264	$4	$30

Corporate & Institutional Banking earnings increased in the second quarter of 2013 compared with the first quarter of 2013 and the second quarter of 2012. Net interest income decreased compared with second quarter 2012 due to spread compression on loans and deposits and lower purchase accounting accretion which was partially offset by higher average loans and deposits. Corporate service fees increased in both comparisons due to the impact of higher market interest rates on commercial mortgage servicing rights valuations. Additionally, in the linked quarter comparison, capital markets revenue increased and merger and acquisition advisory fees were lower compared with second quarter 2012. Other noninterest income increased in both comparisons as a result of an increase in revenue due to higher market interest rates on credit valuations related to customer-initiated hedging activities. Provision for credit losses was a benefit in second quarter 2013 as credit quality continued to improve. The increase in noninterest expense compared with first quarter 2013 was attributable to higher compensation-related costs and asset impairments.

•

Average loans for the second quarter of 2013 increased compared with first quarter 2013 as a result of specialty lending businesses including healthcare, real estate, public finance and asset-based lending. In the comparison with second quarter 2012, loan growth was across all lending categories.

•

Average deposits decreased compared with the first quarter primarily due to a decline in noninterest-bearing balances. Average deposits increased from the second quarter of 2012 as a result of business growth and inflows into noninterest-bearing deposits.

•

Charge-offs were in a net recovery position of $19 million in the second quarter of 2013 compared with net charge-offs of $58 million in the first quarter of 2013 and net charge-offs of $30 million in the second quarter of 2012. Net recoveries in second quarter 2013 were primarily attributable to lower levels of commercial real estate and commercial charge-offs and an increase in commercial real estate recoveries. Nonperforming assets declined for the thirteenth consecutive quarter.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 12

Asset Management Group
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Net interest income	$70	$73	$75	$(3)	$(5)
Noninterest income	$184	$182	$165	$2	$19
Provision for credit losses (benefit)	$1	$5	$(1)	$(4)	$2
Noninterest expense	$195	$183	$181	$12	$14
Earnings	$36	$43	$38	$(7)	$(2)

In billions
Assets under administration Quarter end	$233	$236	$214	$(3)	$19
Average loans	$6.8	$6.6	$6.1	$.2	$.7
Average deposits	$8.9	$9.2	$8.1	$(.3)	$.8

Asset Management Group earnings for the second quarter of 2013 decreased compared with both the first quarter of 2013 and second quarter of 2012. Higher noninterest expense primarily resulted from continued investments in the business in both comparisons and the impact of a legal-related expense credit in the first quarter. Noninterest income grew compared with second quarter 2012 primarily due to increases in the equity markets and strong sales resulting in net positive flows.

•

Asset Management Group core growth strategies include investing in higher growth geographies including the Southeast, adding new front line sales staff, and focusing on client acquisition and asset growth. Sales activities were strong with a 36 percent increase in primary client acquisitions in the first half of 2013 compared with the same period in 2012.

•

Assets under administration at June 30, 2013 included discretionary assets under management of $117 billion and nondiscretionary assets under administration of $116 billion. Discretionary asset under management increased $8 billion compared with June 30, 2012 driven by stronger equity markets and net positive flows.

•

Average loans increased 11 percent compared with the second quarter of 2012 as new client originations, primarily home equity loans, benefited from an attractive interest rate environment and loan referrals from other lines of business.

•	Average deposits increased 10 percent compared with second quarter 2012 due to client growth and a continued preference for liquidity.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 13

Residential Mortgage Banking
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Net interest income	$51	$48	$53	$3	$(2)
Noninterest income
Provision for residential mortgage repurchase obligations	$(73)	$(4)	$(438)	$(69)	$365
Other noninterest income	$250	$247	$276	$3	$(26)
Provision for credit losses (benefit)	$4	$20	$(2)	$(16)	$6
Noninterest expense	$192	$200	$230	$(8)	$(38)
Earnings (loss)	$20	$45	$(213)	$(25)	$233

In billions
Residential mortgage servicing portfolio Quarter end	$116	$120	$116	$(4)	—
Loan origination volume	$4.7	$4.2	$3.6	$.5	$1.1

Residential Mortgage Banking earnings for the second quarter of 2013 declined compared with the first quarter due to an increase in the provision for residential mortgage repurchase obligations and reduced net hedging gains on residential mortgage servicing rights partially offset by increased loan sales revenue and a lower provision for credit losses. The higher provision for residential mortgage repurchase obligations reflected an expected increase in repurchase demands of a government-sponsored enterprise. In the comparison with second quarter 2012, earnings increased as a result of a lower provision for residential mortgage repurchase obligations. In addition, noninterest expense declined due to a reduction in residential mortgage foreclosure-related expense and loan sales revenue increased as a result of increased origination volumes. These were partially offset by decreases in servicing revenue and net hedging gains on residential mortgage servicing rights.

Loan origination volume in the second quarter of 2013 was strong, up 11 percent over the first quarter and 30 percent over second quarter 2012. Approximately 28 percent of second quarter 2013 origination volume was for home purchase transactions. Approximately 34 percent of originations in second quarter 2013 were under the revised Home Affordable Refinance Program.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 14

Non-Strategic Assets Portfolio
In millions	2Q13	1Q13	2Q12	Change 2Q13 vs 1Q13	Change 2Q13 vs 2Q12

Net interest income	$164	$203	$221	$(39)	$(57)
Noninterest income	$11	$16	$2	$(5)	$9
Provision for credit losses	$39	$42	$50	$(3)	$(11)
Noninterest expense	$41	$52	$67	$(11)	$(26)
Earnings	$60	$79	$67	$(19)	$(7)

In billions
Average loans	$11.0	$11.3	$12.9	$(.3)	$(1.9)

Non-Strategic Assets Portfolio segment earnings decreased in the second quarter of 2013 compared with the first quarter of 2013 and the second quarter of 2012. In both comparisons, net interest income declined due to portfolio runoff and, in the linked quarter comparison, the impact of higher first quarter cash recoveries on purchased impaired loans contributed to lower purchase accounting accretion. The decrease in the provision for credit losses reflected continued improvement in credit quality. Noninterest expense declined primarily due to lower other real estate owned expense and, in the comparison to second quarter 2012, lower loan servicing costs.

•

The Non-Strategic Assets Portfolio primarily consists of non-strategic assets obtained through acquisitions of other companies. The decrease in average loans in both comparisons reflected customer payment activity and portfolio management activities to reduce underperforming assets. Certain assets in this segment continue to require special servicing and management oversight.

•

Net charge-offs were $53 million for the second quarter of 2013 compared with $87 million for the first quarter of 2013 and $83 million for the second quarter of 2012. The linked quarter decrease reflected the impact of alignment with regulatory guidance in first quarter 2013.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

PNC recorded earnings of $237 million in “Other, including BlackRock” for the second quarter of 2013 compared with $176 million for the first quarter of 2013 and a loss of $59 million for the second quarter of 2012. The increase in earnings over the first quarter was mainly due to higher net securities gains. Earnings increased compared with second quarter 2012 primarily as a result of lower noncash

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 15

charges related to redemptions of trust preferred securities and the impact of second quarter 2012 integration costs.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC senior executives will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9101 or (303) 223-4378 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s second quarter 2013 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21660133 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended			Six months ended
Dollars in millions, except per share data	June 30 2013	March 31 2013	June 30 2012	June 30 2013	June 30 2012
Revenue
Net interest income	$2,258	$2,389	$2,526	$4,647	$4,817
Noninterest income	1,806	1,566	1,097	3,372	2,538
Total revenue	4,064	3,955	3,623	8,019	7,355
Noninterest expense	2,435	2,395	2,648	4,830	5,103
Pretax, pre-provision earnings (a)	1,629	1,560	975	3,189	2,252
Provision for credit losses	157	236	256	393	441
Income before income taxes and noncontrolling interests	$1,472	$1,324	$719	$2,796	$1,811
Net income (b)	$1,123	$1,004	$546	$2,127	$1,357
Less:
Net income (loss) attributable to noncontrolling interests	1	(9)	(5)	(8)	1
Preferred stock dividends and discount accretion	53	75	25	128	64
Net income attributable to common shareholders	$1,069	$938	$526	$2,007	$1,292
Diluted earnings per common share	$1.99	$1.76	$.98	$3.76	$2.42
Cash dividends declared per common share	$.44	$.40	$.40	$.84	$.75

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.

(b)	See page 17 for a reconciliation of business segment income to net income.

Selected Noninterest Income Information - Increase (Decrease) to Noninterest Income and Impact on Diluted EPS

	Three months ended			Six months ended
In millions, except per share data	June 30 2013	March 31 2013	June 30 2012	June 30 2013	June 30 2012
Commercial mortgage servicing rights recovery / (impairment), net of economic hedge
Pretax	$44	$11	$(6)	$55	$(1)
After-tax	$29	$7	$(3)	$36	$(1)
Impact on diluted earnings per share (a)	$.05	$.01	$(.01)	$.07	$(.00)

Provision for residential mortgage repurchase obligations
Pretax	$(73)	$(4)	$(438)	$(77)	$(470)
After-tax	$(48)	$(2)	$(284)	$(50)	$(305)
Impact on diluted earnings per share (a)	$(.09)	$(.00)	$(.54)	$(.09)	$(.58)

Net gains on sales of securities
Pretax	$61	$14	$62	$75	$119
After-tax	$40	$9	$40	$49	$78
Impact on diluted earnings per share (a)	$.08	$.02	$.08	$.09	$.15

Gains on sales of Visa Class B common shares
Pretax	$83			$83
After-tax	$54			$54
Impact on diluted earnings per share (a)	$.10			$.10

Credit valuations related to customer-initiated hedging activities
Pretax	$39	$2	$(35)	$41	$(28)
After-tax	$25	$1	$(23)	$26	$(18)
Impact on diluted earnings per share (a)	$.05	$.00	$(.04)	$.05	$(.03)

(a)	In calculating impact on diluted earnings per share in the table above, after-tax amounts for the income statement items were calculated using a statutory federal income tax rate of 35%.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Six months ended
	June 30 2013	March 31 2013	June 30 2012	June 30 2013	June 30 2012
PERFORMANCE RATIOS
Net interest margin (a)	3.58%	3.81%	4.08%	3.69%	3.99%
Noninterest income to total revenue	44	40	30	42	35
Efficiency (b)	60	61	73	60	69
Return on:
Average common shareholders’ equity	11.81	10.68	6.23	11.25	7.80
Average assets	1.49%	1.34%	.74%	1.42%	.94%

BUSINESS SEGMENT INCOME (LOSS) (c) (d)
In millions

Retail Banking (e)	$158	$120	$136	$278	$283
Corporate & Institutional Banking	612	541	577	1,153	1,072
Asset Management Group (f)	36	43	38	79	74
Residential Mortgage Banking (g)	20	45	(213)	65	(152)
Non-Strategic Assets Portfolio	60	79	67	139	138
Other, including BlackRock (d) (h)	237	176	(59)	413	(58)
Total net income	$1,123	$1,004	$546	$2,127	$1,357
(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended June 30, 2013, March 31, 2013 and June 30, 2012 were $40 million, $40 million and $35 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2013 and June 30, 2012 were $80 million and $66 million, respectively.

(b)	Calculated as noninterest expense divided by total revenue.

(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.

(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2013 Form 10-Q will include additional information regarding BlackRock.

(e)	Includes gain on sale of a portion of Visa Class B common shares in the second quarter of 2013. See page 16 for additional information related to this amount.

(f)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.

(g)	Includes provisions for residential mortgage repurchase obligations. See page 16 for additional information related to these amounts.

(h)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Six months ended
Dollars in millions	June 30 2013	March 31 2013	June 30 2012	June 30 2013	June 30 2012
Net Interest Income
Core net interest income (a)	$2,054	$2,140	$2,183	$4,194	$4,211
Purchase accounting accretion (a)
Scheduled accretion net of contractual interest	193	199	292	392	515
Excess cash recoveries	11	50	51	61	91
Total purchase accounting accretion	204	249	343	453	606
Total net interest income	$2,258	$2,389	$2,526	$4,647	$4,817
Net Interest Margin
Core net interest margin (b)	3.26%	3.43%	3.52%	3.35%	3.47%
Purchase accounting accretion impact on net interest margin	.32	.38	.56	.34	.52
Net interest margin	3.58%	3.81%	4.08%	3.69%	3.99%
(a)	We believe that core net interest income and purchase accounting accretion are useful in evaluating the components of net interest income.
(b)	We believe that core net interest margin, a non-GAAP measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2013	March 31 2013	June 30 2012
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$304,415	$300,812	$299,575
Loans (a) (b)	189,775	186,504	180,425
Allowance for loan and lease losses (a)	3,772	3,828	4,156
Interest-earning deposits with banks (a)	3,797	1,541	3,995
Investment securities (a)	57,449	59,361	61,937
Loans held for sale (b)	3,814	3,295	3,333
Goodwill and other intangible assets	11,228	10,996	10,962
Equity investments (a) (c)	10,054	11,008	10,617
Other assets (a) (b)	24,297	24,470	24,559

Noninterest-bearing deposits	66,708	64,652	64,476
Interest-bearing deposits	145,571	146,968	142,447
Total deposits	212,279	211,620	206,923
Transaction deposits	175,564	175,407	166,043
Borrowed funds (a)	39,864	37,647	43,689
Shareholders’ equity	40,286	39,663	37,005
Common shareholders’ equity	36,347	36,072	33,884
Accumulated other comprehensive income	45	767	402

Book value per common share	$68.46	$68.23	$64.00
Common shares outstanding (millions)	531	529	529
Loans to deposits	89%	88%	87%

CLIENT ASSETS (billions)
Discretionary assets under management	$117	$118	$109
Nondiscretionary assets under administration	116	118	105
Total assets under administration	233	236	214
Brokerage account assets	39	39	36
Total client assets	$272	$275	$250

BASEL I CAPITAL RATIOS
Tier 1 common (d)	10.1%	9.8%	9.3%
Tier 1 risk-based (d)	12.0	11.6	11.4
Total risk-based (d)	15.2	14.9	14.2
Leverage (d)	10.9	10.4	10.1

Common shareholders’ equity to assets	11.9	12.0	11.3

ASSET QUALITY
Nonperforming loans to total loans	1.75%	1.83%	1.92%
Nonperforming assets to total loans, OREO and foreclosed assets	1.99	2.10	2.31
Nonperforming assets to total assets	1.24	1.31	1.39
Net charge-offs to average loans (for the three months ended) (annualized) (e)	.44	.99	.71
Allowance for loan and lease losses to total loans	1.99	2.05	2.30
Allowance for loan and lease losses to nonperforming loans (f)	114%	112%	120%
Accruing loans past due 90 days or more	$1,762	$1,906	$2,483
(a)	Amounts include consolidated variable interest entities. Our first quarter 2013 Form 10-Q included, and our second quarter 2013 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include assets for which we have elected the fair value option. Our first quarter 2013 Form 10-Q included, and our second quarter 2013 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include our equity interest in BlackRock.
(d)	The ratios as of June 30, 2013 are estimated.
(e)	Pursuant to alignment with interagency guidance on practices for loans and lines of credit related to consumer lending in the first quarter of 2013, additional charge-offs of $134 million were taken. Excluding the impact of these additional charge-offs, annualized net charge-offs to average loans for the first quarter 2013 was 0.70%.
(f)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 19

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

We provide information below regarding PNC’s pro forma fully phased-in Basel III Tier 1 common capital ratio and how it differs from the Basel I Tier 1 common capital ratio as the Basel III ratio will replace the current Basel I ratio for this regulatory metric when PNC exits the parallel run qualification phase. The Federal Reserve Board announced final rules implementing Basel III on July 2, 2013. PNC continues its evaluation of these rules. Pending completion of that evaluation, we have estimated our Basel III capital information set forth below, as we have in prior disclosures, based on our understanding of the prior Basel III rule proposals.

Basel I Tier 1 Common Capital Ratio

Dollars in millions	June 30 2013(a)	March 31 2013	December 31 2012
Basel I Tier 1 common capital	$26,694	$25,680	$24,951
Basel I risk-weighted assets	265,449	261,491	260,847
Basel I Tier 1 common capital ratio	10.1%	9.8%	9.6%
(a)	Estimated as of June 30, 2013.

Tier 1 common capital as defined under the Basel III rules differs materially from Basel I. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted Tier 1 common capital. Also, Basel I regulatory capital excludes certain other comprehensive income related to both available for sale securities and pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital. Basel III risk-weighted assets were estimated under the advanced approaches included in the Basel III rules and application of Basel II.5, and reflect credit, market and operational risk.

PNC utilizes this capital ratio estimate to assess its Basel III capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. This Basel III capital estimate is likely to be impacted by PNC’s ongoing analysis of the recently issued Basel III final rules and the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

Estimated Pro forma Basel III Tier 1 Common Capital Ratio

Dollars in millions	June 30 2013	March 31 2013	December 31 2012
Basel I Tier 1 common capital	$26,694	$25,680	$24,951
Less regulatory capital adjustments:
Basel III quantitative limits	(2,216)	(2,076)	(2,330)
Accumulated other comprehensive income (a)	(241)	289	276
All other adjustments	(311)	(367)	(396)
Estimated Basel III Tier 1 common capital	$23,926	$23,526	$22,501
Estimated Basel III risk-weighted assets	292,414	293,810	301,006
Pro forma Basel III Tier 1 common capital ratio	8.2%	8.0%	7.5%
(a)	Represents net adjustments related to accumulated other comprehensive income for available for sale securities and pension and other postretirement benefit plans.

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital levels and ratios, liquidity levels, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

—	Changes in interest rates and valuations in debt, equity and other financial markets.
—	Disruptions in the liquidity and other functioning of U.S. and global financial markets.
—

The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the level of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

—	Actions by Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.
—	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.
—	Slowing or failure of the current moderate economic expansion.
—

Continued effects of aftermath of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

—	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•

Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the moderate U.S. economic expansion will persist, despite drags from Federal fiscal restraint and a European recession, and short-term interest rates will remain very low but bond yields will be higher in the second half of 2013. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•

PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•

PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent on the ongoing development, validation and regulatory approval of related models.

•

Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Reports Second Quarter Net Income of $1.1 Billion and $1.99 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

—

Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

—	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.
—

Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

—	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
—	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•

Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•

Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•

We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•

Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•

Business and operating results can also be affected by widespread natural and other disasters, dislocations, terrorist activities or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2012 Form 10-K and First Quarter 2013 Form 10-Q, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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